Exhibit 9(b)

SCUDDER INTERNATIONAL FUND, INC.                                         SCUDDER
345 PARK AVENUE, NEW YORK, N. Y. 10022                  SCUDDER, STEVENS & CLARK
(212) 350-8200                                                INVESTMENT COUNSEL

                                January 23, 1978

Cazenove Inc.
67 Wall Street
New York, New York  10005

Gentlemen:

     This will record our understanding concerning the services you have undertaken to provide effective November 13, 1977 with respect to the pricing of securities held by this Fund.

(1) You will ascertain daily the closing sales prices or if none, bid and asked prices of such securities as quoted on the securities exchange on which the securities are principally traded, or as quoted on such other market as the officers of the Fund may from time to time designate as the appropriate market for valuation of any security.

(2) You will communicate such prices to Brown Brothers, Harriman & Co., the Custodian of the Fund, or its successor, by telephone or otherwise, as may be necessary, promptly after the close of the relevant market.

(3) You will report promptly to such Custodian any price adjustments for the securities of the Fund resulting from cash dividends, stock dividends, rights issues or the like.

(4) You will be compensated for such services at an annual rate of $5,000 in cash, such amount to be reduced by any payments made to you for brokerage services performed by you with respect to the portfolio securities of the Fund to the extent the total of such payments exceeds $5,000 in any year, on the basis of $3.00 of brokerage dollars for each $1.00 of cash payment with respect to pricing services. Such compensation shall be paid to you on or before November 13, 1978, and annually thereafter.

(5) This agreement will remain in effect until cancelled by either of us on 30 days advance notice in writing to the other party without obligation by the Fund to make payment beyond such 39 day period.

     Please confirm your agreement with the above by signing and returning to us the enclosed copy of this letter.

                                       SCUDDER INTERNATIONAL FUND, INC.

                                       BY: /s/ Juris Padegs
                                           ------------------------------------
                                                      Vice President

Agreed to and accepted
this 25th day of January, 1978.

CAZENOVE, INC.

BY: /s/ [ILLEGIBLE]
    -----------------------------
           PRESIDENT